EX-28.e.9

FIRST AMENDMENT TO

BRIDGEWAY FUNDS, INC.

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This First Amendment (the “Amendment”) to the Amended and Restated Distribution Agreement (the “Agreement”) dated as of November 12, 2010, as novated on May 31, 2017, by and between Bridgeway Funds, Inc. (the “Client”), and Foreside Fund Services, LLC (“Foreside”) is entered into as of August 30, 2018 (the “Effective Date”).

WHEREAS, Foreside and Client desire to amend Schedule I of the Agreement to remove the Bridgeway Small-Cap Momentum Fund;

WHEREAS, Foreside and Client desire to amend Schedule 2 of the Agreement to remove Michael D. Mulcahy as President and replace him with the Client’s current President, Tammira Philippe; and

WHEREAS, Foreside and Client may amend Schedule I in accordance with Sections 7.5 and 8 of the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Schedule I to the Amendment is hereby amended and restated in its entirety as attached hereto.

2.	Schedule 2 to the Amendment is hereby amended and restated in its entirety as attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of the Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective date.

BRIDGEWAY FUNDS, INC.

By: /s/ Tammira Philippe
Name: Tammira Philippe
Title: President

FORESIDE FUND SERVICES, LLC

By: /s/ Mark Fairbanks
Name: Mark Fairbanks
Title: Vice-President

APPENDIX A

SCHEDULE I

Funds and Classes of the Client

Funds	Class(es)
Bridgeway Ultra-Small Company Fund	Class N
Bridgeway Ultra-Small Company Market Fund	Class N
Bridgeway Aggressive Investors 1 Fund	Class N
Bridgeway Small-Cap Growth Fund	Class N
Bridgeway Small-Cap Value Fund	Class N
Bridgeway Blue Chip 35 Index Fund	Class N
Bridgeway Managed Volatility Fund	Class N
Bridgeway Omni Tax-Managed Small-Cap Value Fund	Class N
Bridgeway Omni Small-Cap Value Fund	Class N

APPENDIX B

BRIDGE WAY FUNDS, INC.

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

Schedule 2 Authorized Persons

1.        Authorized Persons:

In addition to the officers (including assistant officers) of the Client, the following persons are authorized to give Instructions to Foreside with respect to this Agreement:

Name	Title
John Montgomery	Director of Bridgeway Capital Management, Inc.
Tammira Philippe	President and Director of Bridgeway Capital Management, Inc.
Linda Giuffre	Chief Compliance Officer of Bridgeway Capital Management, Inc. and Bridgeway Funds, Inc.

2.        Authorized Persons of                 (the Administrator):

The following persons are authorized to give Instructions to Foreside with respect to [DESCRIBE]:

Name	Title

3.        Change in Authorized Persons

Any change in Authorized Persons shall only be made in accordance with Section 2.6(d) of the Agreement.

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